EXHIBIT 10.1

SETTLEMENT AGREEMENT

AND

GENERAL MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL MUTUAL RELEASE (the “Agreement”) is made and entered into as of October 21, 2021, by and among Guskin Gold Corp., a Nevada corporation (the “Company” or “GKIN”), and Akwasi Bonsu, an individual (“Bonsu”). GKIN and Bonsu are sometimes referred to herein as “Party” or “Parties.”

RECITALS

WHEREAS, on or about May 30, 2020, GKIN and Bonsu entered into that certain Consulting Agreement (the “Consulting Agreement”) whereby, GKIN retained the services of Bonsu as a Consultant, specifically such services included, but where not limited to, business development and consulting services (collectively, the “Services”);

WHEREAS, pursuant to the terms and conditions of the Consulting Agreement, as consideration for the Services to be rendered by Bonsu to GKIN, GKIN would cause to be delivered to Bonsu 3,250,000 restricted shares of the Company’s common stock (“Bonsu Shares”);

WHEREAS, subsequent to the execution of the Consulting Agreement, Bonsu has not been able to perform the scope of the Services as requested or required by the Company and as set forth in the Consulting Agreement, accordingly upon execution of this Agreement, Bonsu shall tender his resignation and the Consulitng Agreement shall become null and void upon execution hereof;

WHEREAS, Bonsu shall cause the cancellation and return of 2,250,000 shares of the Company’s common stock to the Company’s treasury;

WHEREAS, as a result of negotiations between GKIN and Bonsu, the Parties have proposed a resolution that they deem to be fair and equitable, and by this Agreement, GKIN and Bonsu wish to compromise, resolve, waive and release any and all claims, known or unknown, by and between them as fully set forth herein which exist or may exist today that relate to the performances of the Services and the disposition of the Bonsu Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by reference herein.

2. Mutual Releases.

(a) Release by GKIN. Except as to such rights or claims as may be created by this Agreement or any agreement executed by the Parties pursuant to this Agreement, and subject to and conditioned upon the performance and completion of the undertakings by Bonsu as set forth in Sections 2(b), 4, 5 and 6 of this Agreement, GKIN hereby discharges, acquits, and forever releases Bonsu and his assigns, agents, representatives, from any and all claims, demands, causes of action, liabilities, obligations and responsibilities of whatever kind or nature, whether at law, statutory, tort, contract, equity, or otherwise, whether known or unknown, whether fixed or contingent, and whether now or at any time hereafter discovered or asserted, in existence or arising at any time or times on, after or prior to the date of this Agreement and based upon, relating to or arising out of the matters set forth in the Recitals or at issue between the Parties.

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(b) Release by Bonsu. Subject to and conditioned upon the release by GKIN set forth in Section 2(a) above, Bonsu hereby discharges and releases GKIN and its current officers, directors, employees, members, attorneys, assigns, agents, representatives, predecessors and successors in interest, from any and all claims, demands, causes of action, liabilities, obligations and responsibilities of whatever kind or nature, whether at law, statutory, tort, contract, equity, or otherwise, whether known or unknown, whether fixed or contingent, and whether now or at any time hereafter discovered or asserted, in existence or arising at any time or times on, after or prior to the date of this Agreement and based upon, relating to or arising out of the matters set forth in the Recitals or at issue between the Parties.

IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS IS A FULL AND FINAL RELEASE AND DISCHARGE OF ALL CLAIMS, DEMANDS, CAUSES OF ACTION, PAST, PRESENT, OR FUTURE, WHICH EXIST BETWEEN THE PARTIES RELATING TO OR ARISING OUT OF THE MATTERS SET FORTH IN THE RECITALS AND THAT THIS AGREEMENT AND RELEASE IS BEING SIGNED VOLUNTARILY AND UNDER NO DURESS.

3. Release of Unknown Claims.

(a) The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(b) The Parties further understand and acknowledge that if any Party hereto, or such Party’s respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors, and successors in interest, eventually discover additional damages or claims arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist as of the date of this Agreement but which the Parties hereto do not presently know to exist, and which if known, would have materially affected the Party’s decision to execute this Agreement.

(c) The Parties understand and agree the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising and relating directly or indirectly out of any of the facts, acts, omissions, events, damages and/or injuries arising from or relating in any way to any litigation which is pending between the Parties, that have arisen, or may arise in the future, or from or relating directly or indirectly from any and all events or relationships between the Parties. All such claims (including related fines, penalties, interest, attorneys’ fees and costs, rights of injunctive relief) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, fraud and deceit, negligent misrepresentation, conversion of labor, breach of partnership, intentional interference with business contract, breach of contract; or any other claim or cause of action; and regardless of the forum in which it might be brought.

4. Settlement Agreements. In order to effectuate the terms of this Agreement, Bonsu shall cooperate with the Company in every way reasonable and necessary, including the execution of the Cancellation of Shares Letter (which is attached hereto as Exhibit A) to ensure that 2,250,000 of Bonsu Shares are cancelled and returned to the Company’s treasury.

5. Disclaimer of Liability. It is understood and agreed that this Agreement is a compromise of disputed claims, and that neither the mutual release specified above, nor the negotiation of this settlement shall be considered as admissions of any liability whatsoever by anyone. It is understood that the Parties deny, any past or present wrongdoing, and no wrongdoing shall be implied from any negotiations or entry into this Agreement.

6. Payment of Costs and Expenses; Attorney’s Fees. Each Party hereto shall be responsible for the payment of its own costs, expenses, and attorneys’ fees in conjunction with the matters referred to herein. However, in the event litigation is commenced to interpret or enforce any of the provisions of this Agreement, to recover damages for the breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

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7. Further Assurances. Each of the Parties to this Agreement agrees to perform such further acts and to execute and deliver any and all further documents that may reasonably be necessary or desirable to effectuate the purpose of this Agreement.

8. Entire Agreement. This Agreement constitutes the entire written agreement between the Parties and there are no other agreements modifying its terms. The terms of this Agreement can only be modified by a writing signed by all of the Parties, which expressly states that such modification is intended, and this cannot be amended by a partially or fully executed oral modification.

9. Interpretation of Agreement. This Agreement shall not be construed against any Party on the basis that his, her or its attorney drafted it as each Party and each Party’s respective legal counsel has had an opportunity to review, make comments, changes, and modifications to the Agreement prior to its execution.

10. Signature in Counterpart; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be sufficient for execution of this Agreement.

11. Independent Advice of Counsel. The Parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Agreement by any representations or statements covering any matters made by any other Party or that Party’s representatives hereto.

12. Successors. This Agreement shall be binding upon the Parties and their heirs, representatives, administrators, successors and assigns, and shall inure to the benefit of the released Parties and each of them, and to their heirs, representative, successors and assigns.

13. Severability. If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

IN WITNESS THEREOF, each of the undersigned has executed this Settlement Agreement and General Mutual Release.

GUSKIN GOLD CORP.

Dated: 10.21.21	By:	/s/ Naana Asante
Naana Asante
	Its:	CEO

AKWASI BONSU

Dated: 10.21.21	By:	/s/ Akwasi Bonsu
Akwasi Bonsu

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Exhibit A

VIA EMAIL ONLY

To:  VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

SUBJECT:  Cancelation of Shares

DATE:  October ___, 2021

Issuer:  Guskin Gold Corp. (“Company”)

Holder:  Akwasi Bonsu

Cert. #:  41

# of Shares: 2,250,000

Dear Sir/Madam:

Per the terms of a Settlement Agreement and Mutual General Release entered into on October 21, 2021, by the Company, I, the undersigned, am requesting you to cancel and return to authorized but unissued status 2,250,000 shares of the Company’s Common Stock from certificate numbers above.

Please re-issue the 1,000,000 remaining of Common Stock shares to the holder, Akwasi Bonsu, and record on the Company’s ledger.

The original certificate and a duly executed stock power are enclosed herewith for the above referenced certificate.

Please bill the Company for all fees associated with the above requests. Thank you for your prompt attention to this matter.

Very truly yours,

Akwasi Bonsu

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